Exhibit 3.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

CANTEL MEDICAL LLC

A Delaware Limited Liability Company

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Cantel Medical LLC (the “Company”), dated as of June 2, 2021, is adopted, executed and agreed to by Canyon HoldCo, Inc., a Delaware corporation and the sole member of the Company (the “Member”).

1. Name. The name of the Company is “Cantel Medical LLC”.

2. Term. The Company shall have perpetual existence.

3. Purposes. The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

4. Sole Member. The Member shall be the sole member of the Company. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided for in the Act.

5. Contributions. Without creating any rights in favor of any third party, the Member may, from time to time, make capital contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

6. Distributions. The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) to enjoy all other rights, benefits and interests in the Company.

7. Taxes. At any time that the Company has only one Member, it is the intention of the Member that the Company shall, to the extent permitted by applicable law, be disregarded as separate from its owner for U.S. federal (and applicable state and local) income tax purposes and that all items of income, gain, loss, deduction, credit or the like of the Company shall be treated as items of income, gain, loss, deduction, credit or the like of the Member. The Member shall prepare and timely file (on behalf of the Company) all state and local tax returns, if any, required to be filed by the Company.

8. Management.

(a) The management of the Company shall be exclusively vested in the Member, and the Company shall not have “managers,” as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member, which shall make all decisions and take all actions for the Company.

(b) The Member may, from time to time, designate one or more persons to be officers or authorized representatives of the Company (each, an “Authorized Representative”) on such terms and conditions as the Member may determine. Any Authorized Representative so designated shall have such title and authority and perform such duties as the Member may, from time to time, designate or as are normally associated with such office. Any such Authorized Representative may be removed from their office with or without cause by a vote of the Member.

9. Exculpation and Indemnity. Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, neither the Member nor the Authorized Representatives (individually a “Covered Person” and, collectively, the “Covered Persons”) shall be liable or accountable in damages or otherwise to the Company for any act or omission done or omitted by a Covered Person in good faith, unless such act or omission constitutes willful misconduct. The Company shall indemnify each Covered Person to the fullest extent permitted by law against any loss, liability, damage, judgment, demand, claim, cost or expense incurred by or asserted against the Covered Person (including, without limitation, reasonable attorneys’ fees and disbursements incurred in the defense thereof) arising out of any act or omission of the Covered Person in connection with the Company, unless such act or omission constitutes bad faith, gross negligence or willful misconduct on the part of the Covered Person.

10. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Member may elect. No other event will cause the Company to dissolve.

11. Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware (excluding its conflict-of-laws rules).

12. Amendments. This Agreement may be modified, altered, supplemented or amended at any time by a written agreement executed and delivered by the Member.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being the Member, has caused this Agreement to be duly executed as of the date first set forth above.

MEMBER:

CANYON HOLDCO, INC.

By:	/s/ Jeff Mann
Name:	Jeff Mann
Title:	Secretary

[Signature Page to Limited Liability Company Agreement]